Exhibit 99.1
Press Release
For More Information, Call:

ELLEN M. DYLLA
INVESTOR RELATIONS	June 7, 2011
(979) 849-6550

FOR IMMEDIATE RELEASE

BENCHMARK ELECTRONICS, INC.
APPOINTS DAVID W. SCHEIBLE TO THE BOARD OF DIRECTORS

ANGLETON, TX, June 7, 2011 – Benchmark Electronics, Inc. (NYSE:BHE) announced today the appointment of David W. Scheible as an independent director to the Board of Directors of the Company effective June 6, 2011. Mr. Scheible serves as Chief Executive Officer, President and Director of Graphic Packaging Holding Company, a global manufacturer of custom packaging, paperboard, laminations and coatings, systems and machinery and contract packaging services to multinational companies. He also served as the Chief Operating Officer of Graphic Packaging from 1999 to 2006 and joined Graphic Packaging in 1998 as President of the Flexible Packaging Division. Prior to joining Graphic Packaging, Mr. Scheible had been an executive with Avery Dennison Corporation (1986 to 1998) a global manufacturer of self-adhesive products, office products and specialized label systems. Mr. Scheible began his career at B.F. Goodrich Corporation in 1980, and has held various positions in the manufacturing industry for more than 30 years. Mr. Scheible received a Masters of Business Administration in Finance and a Bachelor of Science in Biochemistry from Purdue University.

Benchmark Electronics, Inc. provides integrated electronics manufacturing, design and engineering services to original equipment manufacturers of computers and related products for business enterprises, medical devices, industrial control equipment, which includes equipment for the aerospace and defense industry, testing and instrumentation products, and telecommunication equipment. Benchmark’s global operations include 21 facilities in ten countries. Benchmark’s Common Shares trade on the New York Stock Exchange under the symbol BHE.

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